EXHIBIT 6.2

PFG FUND III, LLC

PROMISSORY NOTE

No. _______________	______________, 2013
Wheat Ridge, CO

This Promissory Note (the "Note") is one of a duly authorized issue of Unsecured Notes (the "Notes") of PFG Fund III, LLC (the "Company"), issued under and subject in all respects to the terms of the Company's Offering Circular dated as of November 5, 2014 (the "Offering Circular") and the Investment Application prepared by Noteholder and accepted by the Company (the "Investment Application").

THE NOTES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. FOR A PERIOD OF NINE MONTHS FROM THE DATE OF THE LAST SALE OF THE SECURITIES BY THE ISSUER IN CONNECTION WITH THE OFFERING WHEREBY THESE SHARES WERE PURCHASED, ALL RESALES OF THESE SECURITIES, BY ANY PERSON, SHALL BE MADE ONLY TO BONA FIDE PERMANENT RESIDENTS OF THE STATE OF COLORADO.

1. Promise to Pay. Subject to the restrictions in Section 3 below, for value received, PFG FUND III, LLC hereby promises to pay to ______________________________ (the Noteholder"), or registered assigns, the principal sum of $__________________ (the "Principal") on __________________ , the date that is ______________ months from the date of this Note, unless otherwise extended pursuant to Section 2 below, together with any unpaid interest at the office of the Company, which is currently located at 10200 W 44th Ave Suite 220 Wheat Ridge, CO 80033, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Company agrees to pay interest on the Principal thereon at the rate of 8% per annum ("APR").

2. Interest Payments. Interest is payable on a calendar quarterly basis, with the first payment due following the completion of the first full quarter following the execution on Investor's Note.

3. Term. The term of this Note shall be __________ months.

4. Prepayment. The Company can call this Note for redemption and prepay at any time without penalty. Notice of redemption shall be given by mail to the holder of Note at his last address as it appears on the records of the Company at least 30 days prior to the date fixed for redemption. Once notice of redemption is mailed, the Note called for redemption becomes due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all Notes to be redeemed on that date. If the Company has mailed a notice of redemption to the registered holder and this Promissory Note is not presented for redemption within 60 days of the redemption date or such longer period set forth in the notice of redemption, then the Company may transfer the money distributable upon redemption to a separate bank account, for the benefit of the registered Holder whose Notes are redeemed, and thereupon this Note shall be deemed as of the date of redemption to have been redeemed and no longer outstanding.

5. Defaults and Remedies. If an Event of Default (as defined below) occurs under this Note, the principal of and accrued interest on the Note may be declared by the Holder due and payable by providing Company with written notice. All amounts due under this Note shall be payable within 30 days of the date of receipt of notice by the Company. An "Event of Default" occurs if: (i) the Company fails to pay the interest or principal of any Note when the same is due, presented for payment, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days after receipt of written notice from the Holder of the Note or (ii) the Company becomes subject to certain events of bankruptcy or insolvency. In the Event of Default, the Holder will be free to pursue all legal remedies available to enforce the terms of this Agreement.

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6. No Recourse. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or for any claim based on, or in respect of such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

7. Entire Agreement. The undersigned understands and expressly agrees that (i) the PPM, the Subscription Agreement and this Promissory Note constitute the entire agreement between the parties relative Noteholder's investment in the Notes, and (ii) there are no representations, warranties or agreements, whether express or implied or oral or written, except as set forth herein. This Agreement may be modified only in a writing executed by the parties.

THIS NOTE IS NOT A BANK DEPOSIT OR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this Note to be signed, on the date first written above.

NOTE HOLDER	PFG FUND III, LLC

By:	By:
Name:	Name:
Title:	Title:

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